January 27, 2007

Kelsey Boltz, President
Neutron Energy, Inc.
5320 N. 16th Street, Suite 114
Phoenix, Arizona 85016-3320

Re: Letter Agreement between La Merced del Pueblo de Cebolleta (the "Grant") and Neutron Energy, Inc. ("Neutron")

Dear Mr. Boltz:

This letter sets forth the agreement between the Grant and Neutron for the lease by the Grant to Neutron of some of the Grant's real property in Cibola County, New Mexico for mining and related purposes. It is agreed that the lease will provide for the following:

Leased Property: The property to be leased (the "leased property") will be the portions of the real property owned by the Grant colored in yellow on the map that has been delivered by Neutron to the Grant titled "Neutron Energy Inc.—Cebolleta Land Grant—Cibola County, New Mexico" and any additional portions of the real property owned by the Grant that the Grant elects to include in the lease. The lease will cover all valuable minerals except oil and gas.

Term of Lease: The lease will be for a term of ten years and so long thereafter as Neutron is in good faith actively conducting operations on the leased property. Active operations will be defined in the lease to include exploration, development, permitting, preparing for mining, mining, processing, reclamation, restoration, decommissioning and decontamination.

$400,000 Cash Payment Under Letter Agreement: As soon as this Letter Agreement is signed by each member of the Board of Trustees of the Grant and delivered to Neutron, Neutron will make a non-refundable option payment of $20,000 to the Grant. Upon receipt of $20,000 by the Grant, the Grant will deliver to Neutron all data in the possession of or known to the Grant relating to uranium mineralization and reserves in the leased property. In addition to the non-refundable option payment of $20,000 to the Grant, Neutron will make a refundable earnest money deposit of $380,000 to an escrow agent to be mutually agreed upon.

$2,600,000 Initial Cash Payment Under Lease: As soon as the lease is signed by the Grant and the signing has been approved by a district court judge of the Thirteenth Judicial District Court for Cibola County, New Mexico, Neutron will make a cash payment of $2,600,000 to the Grant, to be paid as directed by the Grant.

$2,000,000 Additional Cash Payment Under Lease: Neutron will make an additional cash payment of $2,000,000 to the Grant six months after the lease is signed.

Advance Royalty: Every year after the lease is signed until uranium production starts at a mine on the leased property, Neutron will pay the Grant an advance royalty of $500,000. The amount of Advance Royalties paid for any lease year shall be deducted from production royalties otherwise payable for the same year and shall not be deducted from production royalties for any other year. Advance Royalties paid after the original 10-year term will be adjusted annually for the trailing 10-year rate of inflation.

Recoverable Reserve Payment: As soon as an independent mining engineering firm completes a feasibility study necessary for mine financing, Neutron will make an additional cash payment to the Grant of $1 times the number of pounds of recoverable uranium reserves on the leased property within measured and indicated mineral reserve calculated in compliance with the Canadian Institute of Mining (CIM) Metallurgy and Petroleum Standards on Mineral Resources and Reserves Definitions and guidelines, as amended, with all prior payments by Neutron to the Grant, such as the $400,000 Cash Payment under this Letter Agreement, the $2,600,000 Initial Cash Payment under the lease, the $2,000,000 Additional Cash Payment under the lease, and the $500,000 per year Advance Royalties, credited to the Recoverable Reserve Payment. The Grant will have the right to have the recoverable uranium reserve determination by the independent mining engineering firm reviewed and audited by an independent mining engineering firm selected by the Grant. If there is a difference of two percent or less, between the two calculations, the two estimations should be averaged and the payment will be based upon the arithmetic average of the two estimations. If the difference is greater than two percent, the parties will jointly retain a third expert. The recoverable reserve estimate of the third expert will be the basis for the payment.

Production Royalty: Neutron will pay the Grant a gross proceeds royalty on all uranium mined from the leased property according to the following schedule:

Royalty Rate	Uranium Sale Price
4.50%	$40.00 or less/lb
5.00%	$40.01-$65.00 /lb
5.75%	$65.01-$75.00/lb
6.50%	$75.01-$100.00/lb
7.00%	$100.01-$125.00/lb
7.50%	$125.01-$150.00/lb
8.00%	$150.01 or more/lb

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Gross proceeds will be defined as the actual sale price of uranium less royalties Neutron is required to pay unrelated third parties and New Mexico severance and resources taxes on such uranium.

Compensation for Loss of Use or Damage to Property: During the term of the lease, Neutron will pay an agreed-upon dollar amount as compensation for damage to or loss of use of each acre of cultivated crops, grazing range land, improved pasture and livestock lost as a result of Neutron's activities on the leased property.

Contracting and Employment: Neutron will provide preferential contracting and employment opportunities for members of the Grant (qualified for such contracting and employment opportunities and to the extent permitted by law) and conduct a program for training Grant members and other employees in mining technology, skilled trades such as diesel mechanics and electrician work, and professional skills applicable to Neutron's activities on the leased property.

Scholarships: Neutron will establish and fund a $30,000 per year scholarship program, adjusted annually for inflation based on a mutually agreed upon index, for Grant members and heirs for higher education at accredited universities and colleges, preferably in New Mexico, in the fields of teaching, health care, environmental sciences, range, forest and wildlife management, geology, metallurgy, hydrology, and other mining or community benefit-related fields. The scholarship program will be administered by a third-party organization, with input from the Grant and its members and from Neutron. Each year, scholarship funds will be available to a number of Grant members and heirs.

Water: Neutron may not use water produced on the leased property if such use would in any way diminish the amount of water available to the Grant or its members for domestic, agricultural, ranching and other existing uses. After the end of the lease term or the lease is terminated or surrendered, Neutron will at the request of the Grant transfer to the Grant ownership of any water rights, wells and other water facilities developed by Neutron on the leased property.

Assignment: Either party may sell and assign all or any part of its interest under the lease.

Residency on the Leased Property: Neutron may provide temporary housing on the leased property only for security personnel. Otherwise, Neutron shall not be allowed to house its non-Grant employees, or the non-Grant employees of its contractors, on the leased property. The lease will not prohibit such individuals from securing temporary housing by separate agreement with the Grant or surface owners of portions of the leased property. Neutron will make reasonable efforts to prevent squatting on the leased property by its employees or the employees of contractors performing work on the leased property.

Authority: Each individual, signing for each of the parties hereunder, warrants and represents that he/she is an authorized agent of such party, on whose benefit he/she is executing this Letter Agreement, and is authorized to execute the same.

Financial Capacity: Neutron warrants and represents Neutron has the financial capacity to carry out the obligations set forth in this Letter Agreement.

If the Parties do not enter into the lease by February 28, 2007, despite their best, good faith and diligent efforts to do so, then and unless extended by mutual agreement of the parties, this Letter Agreement will terminate and the Parties shall have no further obligations to each other. In such event, the Grant will keep the $20,000 non-refundable cash option payment it has received, Neutron will have no obligation to make further payments, and Neutron will have no right, title or interest in the Properties whatsoever. Neutron agrees that it will not encumber the Properties in any way before the Parties have entered into the lease and that any attempt to assign any interest in the Properties before entering into the lease shall be null and void.

After the lease is signed by the Grant, the signing is approved by a district court judge of the Thirteenth Judicial District of Cibola County, New Mexico, and the lease is delivered to Neutron, all payments are non-refundable, except for breach of this Letter Agreement, and payable by wire transfer or check. Account information is detailed on the sheet attached below as Exhibit A.

The parties agree to use their best, good faith and diligent efforts to negotiate and sign the lease provided for in this Letter Agreement and to obtain the approval of the lease by the Thirteenth Judicial District Court of Cibola County, New Mexico by February 28, 2007.

This Letter Agreement was approved by resolution, attached hereto as Exhibit B, of the Board of Trustees of the Grant by a vote of 4 - 0 at a regular meeting of the Board attended by all members of the Board and open to all members of the Grant and to the public held at Cebolleta, New Mexico on January 27, 2007. The time and place of the meeting were posted in Spanish and English at a public place within the Grant at least 10 days prior to the meeting. The Board determined at the meeting that this Letter Agreement and the lease provided for in it are for the benefit of the Grant. The Board, was authorized by said resolution to sign and deliver this Letter Agreement and the lease on behalf of and with the intent of binding the Board and the Grant.

If you agree to the terms of this Letter Agreement, please sign below.

Sincerely,

La Merced del Pueblo de Cebolleta

Earl Marquez
Earl Marquez, President, Board of Trustees

1-27-07
Date:

HB

Jerry Pohl, Vice-President, Board of Trustees	1-27-07 Date:
Martha E. Chavez, Secretary, Board of Trustees	1-27-07 Date:
Frank Garcia, Treasurer, Board of Trustees	1-27-07 Date:
Onesimo Armijo, Member, Board of Trustees	1-27-07 Date:

Agreed:
Neutron Energy, Inc.

By: ______________________
Kelsey Boltz, President

1-30-07
Date:

EXHIBIT A

Bank Account Information

-Checks to the Grant made payable to Cebolleta Land Grant delivered to;

Cebolleta Land Grant
HC 77 Box 6
Seboyeta, NM 87014

-Wire transfers to the Grant per the following instructions;

Institution:	Bank of Albuquerque 201 Third Street NW Albuquerque, NM 87102
Bank contact:	Dustin Holmberg 505-222-8501
Account Name:	Cebolleta Land Grant
Routing number:	107 006 606
Account number:	80 9052 3424

-Check on the Grant's behalf made payable to Tierra Merced LLC

Tierra Merced LLC
2320 Calle Pava
Santa Fe, NM 87505

-Wire transfer on the Grant's behalf to Tierra Merced LLC

Institution:	Wells Fargo Bank 770 St. Michael's Drive 201 Third Street NW Santa Fe, NM 87505
Bank contact:	Customer Service 800-869-3557
Account Name:	Tierra Merced LLC
Routing number:	121 000 248
Account number:	517-8232343

EXHIBIT B

LA MERCED del PUEBLO de CEBOLLETA

BOARD OF TRUSTEES

Resolution Declaring La Merced del Pueblo de Cebolleta's Intention to Sign a Letter Agreement with Neutron Energy Incorporated declaring a best, good faith and diligent effort to negotiate and sign a definitive Mining and Lease Agreement and to obtain approval of the Definitive Agreement by the District Court of Cibola County, New Mexico within thirty days of signing the Letter Agreement.

WHEREAS,

1. The Cebolleta Land Grant Board of Trustees ("the Board") is the elected body that represents the heirs of the Cebolleta Land Grant ("CLG") in Cibola County, New Mexico; and

2. The Board is authorized to take actions necessary to ensure the health, safety and welfare of the heirs and residents of the CLG; and

3. As per Section 3 of the CLG by-laws, the Board has the power to control and manage the Grant; and

4. As per Section 3 D of the CLG by-laws, the Board has the specific power to sell, convey, lease or mortgage so much of the CLG under its control; and

5. As per Section 7 of the CLG by-laws, the president of the Board may sign, with the secretary or any other proper officer of the board, any deeds, mortgages, bonds, contracts or other instruments which the Board has authorized to be executed; and

6. The Board, through its independent contractor Tierra Merced LLC, solicited numerous companies for offers to lease the mineral rights on the CLG; and

7. The Board sought to maximize the Pre-Production Economic Potential ("PEP") under any contract, letter agreement and/or letter of intent where PEP is defined as the net sum of all potential leases, potential lease renewals, potential bonuses, potential advance royalties, and other potential consideration excluding royalty payments generated from contracts, letter agreements and/or letters of intent to do business negotiated prior to the production of uranium deposits; and

8. The Board considered several offers to date and agrees the Neutron Energy Incorporated Letter Agreement defines terms agreeable to negotiate a final Definitive Agreement; and

9. The Board understands $400,000 will initially be paid to an escrow account, $20,000 non-refundable, to be held until the Definitive Agreement is signed and the Board calculates total PEP to be approximately $18.9 million gross and $16.0 million NPV, at 8% discount, payable according to the terms of the Letter Agreement; and

10. The Board finds that it is in the best interests of the heirs, members and residents of the CLG for the Board to enter into a ~~the~~ formal Agreement with Neutron Energy Incorporated; and

11. The Board agrees to the terms of the Letter agreement of which this Resolution is attached and made part.

NOW, THEREFORE, BE IT RESOLVED THAT,

1. The Board of Trustees of the Cebolleta Land Grant resolves to sign the Letter Agreement with Neutron Energy Incorporated under the terms of the Letter Agreement dated January 27, 2007; and

2. The Board designates that the approving majority members of its Board are authorized as its representatives for the purpose of facilitating preparation and signature of the Letter Agreement.

CERTIFICATION

The foregoing resolution was considered by the Cebolleta Land Grant Board of Trustees at a special meeting on January 27, 2007, and was adopted by a vote of 4 – 0.

Motion by:

Second by:

NAME, TITLE	DATE	FOR or AGAINST
Earl Marquez (signature) Earl Marquez, President	1-27-07	abstained
Jerry Pohl (signature) Jerry Pohl, Vice-President	1-27-07	For
(signature) Frankie Garcia, Treasurer	1-27-07	FOR
Martha Chavez (signature) Martha Chavez, Secretary	1-27-07	For
Onesimo Armijo (signature) Onesimo Armijo, Board Member	1-27-7	For